Exhibit 2

        June 26, 2007

Basell AF
Hoeksteen 66
2132 MS Hoofddorp
The Netherlands

Ladies and Gentlemen:

        Each undersigned ("Stockholder" and, collectively, the "Stockholders") understands that Basell AF, an entity limited by shares organized under the Grand Duchy of Luxembourg ("Parent"), BI Acquisition Holdings Limited, a Delaware corporation ("Merger Sub") and Huntsman Corporation, a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger, dated as of June 26, 2007 (as it may be from time to time amended, the "Merger Agreement"), providing for, among other things, a merger of Merger Sub with and into the Company (the "Merger"), in which all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") (other than shares of Company Common Stock held in treasury or as to which appraisal rights shall have been perfected) will be cancelled and converted into the right to receive the Merger Consideration. Terms used without definition in this letter agreement shall have the meanings ascribed thereto in the Merger Agreement.

        Each Stockholder acknowledges that as a condition to entering into the Merger Agreement, Parent has required that Stockholder enter into this letter agreement and such Stockholder is willing to enter into this letter agreement.

        Each Stockholder hereby confirms its agreement with Parent, and Parent hereby confirms its agreement with such Stockholder, as follows:

        1.     Stockholder represents and warrants that (i) it is the owner of the number of shares of Company Common Stock listed by Stockholder's name on Exhibit A as of the date hereof (all such shares, and any other shares of capital stock of the Company acquired by Stockholder after the date hereof, shall hereinafter be referred to as the "Shares") and (ii) it does not own any other shares of Company Common Stock or shares of Company Preferred Stock. Stockholder represents and warrants that, as of the date of this letter agreement, it owns the Shares free and clear of all liens, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a "Lien") and all voting agreements and commitments of every kind, other than, with respect to the HMP Equity Trust, the HMP Equity Trust Amended and Restated Trust Agreement, dated as of February 10, 2005 (the "Trust Agreement"). Stockholder further represents and warrants that it has the power to vote all of the Shares (in the case of the HMP Equity Trust, pursuant to the terms of the Trust Agreement) and that no proxies through and including the date hereof given in respect of any or all of the Shares are irrevocable and that any such proxies have been revoked. Stockholder represents and warrants that it has obtained all necessary approvals required (in the case of the HMP Equity Trust, including pursuant to the terms of the Trust Agreement) to fulfill its obligations hereunder, including, but not limited to, its obligations pursuant to Section 3 hereof.

        2.     Stockholder agrees that it will not, directly or indirectly, sell, transfer, assign, pledge, encumber or otherwise dispose of (any of the foregoing, a "Transfer") any of the Shares, or any interest therein, or any voting rights with respect thereto or enter into any contract, option or other arrangement or understanding with respect thereto (including any voting trust or agreement and the granting of any proxy), other than (a) pursuant to the Merger or (b) with the prior written consent of Parent. Notwithstanding anything in this Agreement to the contrary, however, beginning on the earlier of 50 days from the date hereof and the date the Matlin Stockholder believes that an adverse tax law change becomes reasonably likely, (i) the Matlin Stockholder may transfer of up to an aggregate of 8% of the issued and outstanding shares of Company Common Stock as of the date hereof in one or more Transfers provided, however, that before giving effect to each such Transfer, the Matlin Stockholder has provided written notice to Parent of its intention to Transfer the Shares, and after giving effect to each such Transfer (x) the number of Shares owned in the aggregate legally and of record by the Stockholders set forth on Exhibit A hereto shall represent not less than a majority of the total issued and outstanding shares of Company Common Stock on a fully diluted basis (as determined at the time of such transfer) entitled to vote at the meeting of the stockholders of the Company in respect of the Merger, the Merger Agreement and the transactions contemplated thereby, (y) the transferee thereof enters into this Agreement as if an original signatory hereto and agrees to be bound by the voting covenant and grant of proxy herein with respect to the Transferred Shares and (z) such Transfer does not materially and adversely affect the ability of Parent and Merger Sub to consummate the transactions or the rights of the Company under any Company Contract; and, provided, further, that any such Transfer is subject to a right of first refusal exercisable by Parent no later than 5:00 PM EST on the Business Day following the Business Day that such written notice is received; and, provided, further, that any such Transfer shall only be negotiated and effected by Parent's financial advisor; and (ii) the Matlin Stockholder may sell Shares in excess of 8% of the issued and outstanding shares of Company Common Stock as of the date hereof if the provisos of clause (i) above are satisfied and if Parent consents in advance to such Transfer, such consent not to be (y) withheld unless Parent reasonably believes the Transfer will adversely affect the ability of Parent and Merger Sub to consummate the Merger or (z) delayed (it being understood that such consent will be deemed granted if Parent does not respond to such request for consent by 5:00 PM EST on the Business Day following the Business Day that such request for consent is received); provided, further, that in any event (A) any Transfers by Matlin Stockholder permitted under this Agreement shall not be made at a price per Share greater than the Merger Consideration and (B) the following legend will be placed on all the stock certificates of the Transferred Shares "The shares represented by this certificate are restricted shares, which are subject to restrictions on transfer and other restrictions pursuant to the provisions of the Voting Agreement, dated June 26, 2007, among MatlinPatterson Global Opportunities Partners L.P., MatlinPatterson Global Opportunities Partners B L.P. and MatlinPatterson Global Opportunities Partners (Bermuda) L.P. and Basell AF, a copy of which is on file at the offices of the corporate secretary of Huntsman Corporation." For purposes of this Section 2 "Matlin Stockholder" means MatlinPatterson Global Opportunities Partners L.P., MatlinPatterson Global Opportunities Partners B, L.P. and MatlinPatterson Global Opportunities Partners (Bermuda) L.P.

        3.     During the term of this letter agreement, at every meeting of the stockholders of the Company called, and at every postponement or adjournment thereof, and on every action or approval by written consent of the stockholders of the Company, Stockholder irrevocably agrees to vote the Shares or to cause the Shares to be voted, to the extent to which they can legally be voted, (a) in favor of adoption of the Merger Agreement and (b) against (i) any proposal made in opposition to adoption of the Merger Agreement or in competition with the Merger, (ii) any Takeover Proposal and (iii) to the extent that any of the following actions require a stockholder vote pursuant to applicable law, any proposal, transaction, agreement, amendment of the Company's certificate of incorporation or by-laws or other action that is intended to or would reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage consummation of the Merger or that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement; provided, however, that Stockholder's obligation to vote in favor of adoption of the Merger Agreement pursuant to clause (a) shall not apply in the event an Adverse Recommendation Change has occurred and remains in effect. Any such vote shall be cast (or consent shall be given) by Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent). Stockholder hereby irrevocably and unconditionally waives, and agrees to prevent the exercise of, any rights of appraisal, any dissenters' rights and any similar rights relating to the Merger that Stockholder may directly or indirectly have by virtue of the ownership of any of the Shares.

        4.     Subject to the Stockholder's rights to make Transfers in Section 2 and to solicit Transferees through Citigroup for the purpose of making such Transfers permitted by Section 2. Stockholder agrees that it will not, and, subject to Section 8, will cause its respective Representatives not to, directly or indirectly, (i) solicit, initiate, encourage or knowingly encourage, or take any other action to knowingly facilitate the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any confidential information with respect to, any Takeover Proposal. Stockholder shall immediately cease and cause to be terminated, and shall cause its respective Representatives to immediately cease and cause to be terminated, all then existing discussions and negotiations with any Person conducted heretofore with respect to any Takeover Proposal, and shall request the prompt return or destruction of all confidential information previously furnished in connection therewith.

        5.     Stockholder represents and warrants (a) that it has duly authorized and executed this letter agreement and has all necessary power and authority to enter into this letter agreement; and (b) that, assuming the due authorization, execution and delivery of this letter agreement by Parent, this letter agreement is Stockholder's legal, valid and binding agreement and is enforceable against Stockholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the general principles of equity.

        6.     Stockholder further represents and warrants that, as of the date hereof, the execution and delivery of this letter agreement by Stockholder do not, and the performance of its obligations under this letter agreement and the consummation of the transactions to be consummated by it as contemplated hereby shall not, (a) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Stockholder or by which the Shares are bound or affected, (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on, any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Shares are bound or affected, and (c) require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any Governmental Entity or official except for (i) applicable requirements, if any, of the Securities and Exchange Act of 1934, as amended, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Stockholder of its obligations under this letter agreement.

        7.     This letter agreement shall become effective as of the date hereof and shall continue in effect until the first to occur of (i) December 15, 2007, (ii) the Effective Time of the Merger, (iii) the date 3 Business Days after the stockholders meeting in which a vote is held concerning the approval of the Merger, (iv) the date that any material change or amendment (for the avoidance of doubt, "material" for purposes of this definition shall include, but not be limited to, any reduction in the consideration payable pursuant to the Merger Agreement) shall be made to the Merger Agreement without the written consent of the HMP Equity Trust and MatlinPatterson Global Advisers LLC and (v) the termination of the Merger Agreement at which time this letter agreement and all obligations of the parties hereunder shall automatically terminate; provided, however, (a) that Sections 8, 9, 10 and 11 hereof shall survive any such termination and (b) such termination shall not relieve any party of any obligation for any breach of this letter agreement occurring prior to such termination.

        8.     Stockholder is entering into this letter agreement solely in its capacity as record holder or beneficial owner of the Shares and nothing herein shall limit or affect any actions taken by any employee, officer, director, partner or other affiliate of Stockholder, in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company).

        9.     This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

        10.   Each party to this letter agreement recognizes and acknowledges that a breach by it of any covenants or agreements contained in this letter agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each party agrees that in the event of any such breach, the aggrieved party shall be entitled to specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement in any federal or state court located in the State of Delaware.

        11.   The effectiveness of this letter agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto.

        12.   Stockholder agrees that this letter agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including Stockholder's administrators or successors, as applicable.

        13.   Parent acknowledges and agrees that nothing in this letter agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Shares, except as otherwise expressly provided herein.

        Please confirm that the foregoing correctly states the understanding between Stockholder and you by signing and returning to us a counterpart hereof.

Very truly yours,
HMP EQUITY TRUST
/s/ JON M. HUNTSMAN Jon M. Huntsman, as Administrative Trustee
/s/ PETER R. HUNTSMAN Peter R. Huntsman, as Administrative Trustee
/s/ DAVID MATLIN David Matlin, as Administrative Trustee
/s/ CHRISTOPHER PECHOCK Christopher Pechock, as Administrative Trustee
THE JOHN AND KAREN HUNTSMAN FOUNDATION
By:	/s/ JON M. HUNTSMAN
	Name:	Jon M. Huntsman
Title:
MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS L.P.
By:	MatlinPatterson Global Advisers LLC, its Investment Advisor
By:	/s/ ROBERT H. WEISS
	Name:	Robert H. Weiss
	Title:	General Counsel
MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS B, L.P.
By:	MatlinPatterson Global Advisers LLC, its Investment Advisor
By:	/s/ ROBERT H. WEISS
	Name:	Robert H. Weiss
	Title:	General Counsel

MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS (BERMUDA) L.P.
By:	MatlinPatterson Global Advisers LLC, its Investment Advisor
By:	/s/ ROBERT H. WEISS
	Name:	Robert H. Weiss
	Title:	General Counsel
FIDELITY CHARITABLE GIFT FUND
By:	/s/ MARK S. ALCAIDE
	Name:	Mark S. Alcaide
	Title:	Treasurer

        Please confirm that the foregoing correctly states the understanding between Stockholder and you by signing and returning to us a counterpart hereof.

Very truly yours,
Confirmed as of the date first above written:
BASELL AF
By:	/s/ PHILLIP KASSIN
	Name:	Phillip Kassin
	Title:	Vice President

Exhibit A

HMP Equity Trust—104,814,387
The John and Karen Huntsman Foundation—21,782,000
Fidelity Charitable Gift Fund—1,980,000

A-1